UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 5, 2012

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania  19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

            On September 15, 2012, Thomas J. Reilly, Jr., a long time member of the Board of Directors of Astea International Inc. (the “Company”), passed away.  Mr. Reilly served as an “Independent Director” as defined in Listing Rule 5605(a)(2) of The NASDAQ Stock Market and additionally served as the Chairman of the Audit Committee.  Listing Rule 5605(b)(1) of The NASDAQ Stock Market requires that a majority of the board of directors of each listed company must be comprised of Independent Directors.  In addition, Listing Rule 5605(c)(2)(A) of The NASDAQ Stock Market requires that each listed company must have an audit committee of at least three members, each of whom, among other requirements, must be an Independent Director and meet the criteria for independence set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended.  The Board currently consists of four members, two of whom are independent.  The Audit Committee currently consists of two members, both of whom are independent. On October 5, 2012, the Company received a notice from The NASDAQ Stock Market acknowledging that the Company no longer complies with the minimum size audit committee requirements as set forth in Listing Rule 5605(c)(2)(A) and the requirement that a majority of the board of directors of each listed company must be comprised of Independent Directors, as set forth in Listing Rule 5605(b)(1).  The letter also confirmed the Company’s opportunity to regain compliance within the cure periods provided in Listing Rules 5605(b)(1)(A) and 5605(c)(4).

The Company has begun a search for a new director, and intends to meet the Independent Director requirement and fill the vacancy on the Audit Committee within the cure period provided for in Listing Rules 5605(b)(1)(A) and 5605(c)(4) of The NASDAQ Stock Market.  The cure period is the earlier of the Company’s next annual shareholders’ meeting or September 15, 2013, provided however that in the event that the next annual shareholders’ meeting is held before March 14, 2013, then the cure period shall run until March 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astea International Inc.
October 10, 2012	By:	/s/ Rick Etskovitz
	Name:	Rick Etskovitz Chief Financial Officer
Title: